EXHIBIT  21

SUBSIDIARIES
------------

(i)       Aspen  Energy  Corporation,  a  New  Mexico  corporation  (inactive)
(ii)      Aspen  Energy  Group,  Inc.,  a  Nevada  corporation
(iii)     Aspen  Minerals  Group,  Inc.,  a  Nevada  corporation
(iv)      Cotton  Valley  Means,  Inc.,  a  Texas  corporation  (inactive)